Exhibit 99.1

June 1, 2020

Asta Funding, Inc. Announces Nasdaq Notifications of Delinquency and Regained Compliance

On May 27, 2020, Asta Funding, Inc. (NASDAQ: ASFI) (the “Company”) received a letter from the Nasdaq Stock Market (“Nasdaq”) notifying the Company that it had violated Nasdaq Listing Rule 5250(c)(1) because the Company had not yet filed its Quarterly Report on Form 10-Q for the period ended March 31, 2020 (the “Quarterly Report”) with the Securities and Exchange Commission (the “SEC”). As previously disclosed on May 18, 2020 on Form 12b-25, the Quarterly Report could not be filed by its May 15, 2020 deadline without unreasonable effort and expenses due to delays experienced in the collection, compilation and analysis of certain information required to be included in the Quarterly Report.

In its letter, Nasdaq stated that the Company had until July 27, 2020 to submit a plan to regain compliance. If Nasdaq accepted the Company’s plan, it could then grant an exception of up to 180 calendar days from the Quarterly Report’s due date, or until November 16, 2020, to regain compliance. If Nasdaq did not accept the Company’s plan, the Company would have had the opportunity to appeal that decision to a Nasdaq Hearings Panel and to request a further stay pending the appeal. Nasdaq’s letter has had no immediate effect on the listing or trading of the Company’s common stock on The Nasdaq Global Select Market.

On May 29, 2020, the Company filed the Quarterly Report with the SEC and subsequently received a close-out letter from Nasdaq on June 1, 2020, which alerted the Company that it had regained compliance under Rule 5250(c)(1).

About Asta

Asta Funding, Inc. (NASDAQ:ASFI), headquartered in Englewood Cliffs, New Jersey, is a diversified financial services company that assists consumers and serves investors through the strategic management of three complementary business segments: consumer receivables, social security disability advocacy and personal injury claims. For more information, please visit http://www.astafunding.com.

For more information:

Seth Berman

General Counsel

(201) 308-9301

sberman@astafunding.com